EXHIBIT B
                                    ---------

                             SUPPLEMENTAL AGREEMENT

         This Supplemental Agreement ("Agreement") is made and entered into by and between Pacific Financial Group, Inc. ("PFG"), AutoPrime, Inc. ("AP") and AutoCorp Equities, Inc., ACE Motor Co., Inc. a Texas corporation, and AutoCorp Financial Services, Inc., a Texas corporation (collectively "ACE") and is an integral part of a certain Master Agreement by and between the parties dated as of October 1, 2000 (the "Master Agreement") to which this Agreement attached as Exhibit B.

         For valuable consideration, the parties agree as follows:

1. Parker Road Lease. PFG hereby agrees to sublease from ACE, or to become the primary tenant of the ACE office premises located at 911 Parker Road, Suite 306, Plano, Texas, as of October 1, 2000 (the "Parker Road Premises") and, further, as of such date to (i) promptly pay, for the benefit of ACE, all rentals, costs and expenses directly or indirectly arising from or related to ACE's current lease of such premises (collectively, the "Lease Costs"), (ii) indemnify, and does by this Supplemental Agreement indemnify, ACE against and does hereby hold ACE harmless from any and of such "Lease Costs".

2. Furniture and Equipment. ACE shall (i) promptly supply for PFG's use, by either assignment, lease or sublease as PFG may determine, a list of all furniture, fixtures, equipment and office supplies which are designated in writing by PFG and agreed to by ACE on or before December 31, 2000, which, as of the Effective Date, are located at the Parker Road Premises, and (ii) transfer, assign and deliver to ACE, at PFG's sole cost and expense, all furniture, fixtures, equipment and office supplies which are designated in writing by ACE and agreed to by PFG on or before December 31, 2000, and which are located at 2740 North Dallas Parkway, Dallas, Texas, all of (i) to be delivered to PFG and (ii) to be delivered to ACE free and clear of all liens, claims, encumbrances and taxes other than those which arise in connection with the related lease or sublease.

3. Right of First Refusal. PFG and AP hereby grant to ACE the exclusive right of first refusal with respect to any offer from any person or entity to purchase any vehicle securing any contract (at a liquidation value described in Section 8 herein) (i) listed on Exhibits E-2 and E-3 attached to the Master Agreement or (ii) described in the Servicing Agreement attached as Exhibit H to the Master Agreement, which is repossessed by (i) PFG or ACE at any time prior to, on or after October 1, 2000, or (ii) AP prior to or on October 1, 2000, or (iii) by ACE, as servicing agent for either PFG or AP prior to, on or after October 1, 2000.

4. Repossession Expense Reimbursement. PFG shall, promptly upon receiving a written request from ACE which includes adequate supporting documentation, reimburse ACE for all costs and expenses paid or incurred by ACE in the repossession of (i) any collateral securing any vehicle or contract described on Exhibits E-1, E-2 or E-3 attached to the Master Agreement, or (ii) any retail installment contract being serviced by ACE pursuant to the Servicing Agreement attached to the Master Agreement as Exhibit H.


Supplemental Agreement                                                         1

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5.       Technical  Assistance.  PFG shall,  promptly and from time to time,  at
         ACE's written request provide, at PFG's expense, all reasonable technical support with respect to the use of the computer equipment described on Exhibit G attached to the Master Agreement, and all improvements, replacements and substitutions thereof, during the period commencing on the Effective Date and ending October 1, 2001.

6.       ACE Business Plan.

         (a) ACE shall use its best efforts to implement its business plan, which business plan, includes the following:

                  (i) ACE will purchase at least a 25% ownership option in an Oklahoma Chevrolet and Oldsmobile dealership for an amount not to exceed $275,000. (NOTE: it is anticipated that the addition of a new car franchise to the ACE dealer group will permit all of the ACE affiliated dealers to have access to a number of point of sale lenders).

                  (ii) Bill Merritt (a partial guarantor of the ACE debt to AP) will contribute his interest in various Oklahoma used car dealerships to ACE, at ACE's and PFG's discretion, upon terms acceptable to ACE.

                  (iii) ACE intents to obtain a letter of intent from a nationally recognized automobile company for new car franchise within the first nine months of operations.

                  (iv) ACE has obtained from new investors verbal commitments for up to $500,000 of new capital to acquire interests in and to capitalize new car franchises. ACE and the new investors will agree that these funds shall be used for this purpose only.

                  (v) ACE intents to obtain a line of credit commitment reasonably acceptable to PFG from a responsible lender prior to or within a reasonable time following closing of the transactions described in the Master Agreement.

         (b) In connection with ACE's implementation of its business plan, PFG agrees to use its best efforts to assist ACE in its efforts, to the extent that ACE may request such assistance, in writing.

7. Vehicle Storage. ACE agrees to store all vehicles which it repossesses and in which PFG or AP has a valid and enforceable security interest, on a space available basis, at no cost to PFG or AP, for up to forty-five (45) days after the date of each such repossession. In addition, ACE agrees to provide insurance for such stored vehicles at its expense subject to reimbursement of such expense by PFG promptly following PFG's receipt of written requests(s) for such reimbursement.

8. Purchase of Repossessed Vehicles. ACE shall have the right to purchase, and PFG agrees to sell to ACE, all of PFG's rights, liens, title and interests in and to any repossessed vehicle (i) securing any contract listed on Exhibits E-2 and E-3 and (ii) recurring any contract being serviced by ACE pursuant to the Servicing Agreement attached to the Master Agreement as Exhibit H, by paying to PFG 50% of the agreed liquidation value of each such repossessed vehicle, less 100% of all repossession costs and expenses. If PFG and ACE cannot agree on the liquidation value of any repossessed vehicle, then three (3) appraisers shall be selected, one by PFG, one by ACE, and one by the two appraisers so selected, and the average of their appraisals shall be determinative. PFG and ACE agree that the liquidation value shall be determined within ten (10) days of the repossession date by ACE.


Supplemental Agreement                                                         2

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9.       Financial  Information.  ACE  shall  deliver  to PFG from time to time, copies of, profit and loss statements, balance sheets and other financial information, that ACE has filed with the Securities and Exchange Commission.

10. Collection Services. ACE shall, with reasonable promptness, provide for PFG's benefit the following collection services for the following fees payable to ACE:

         (i) ACE will provide collection services for a collection fee of 26.25% on all active AP accounts 0-29 days past due, until all of such accounts are sold or otherwise disposed of by AP.

         (ii) As detailed in the Servicing Agreement attached to the Master Agreement as Exhibit I, on all active accounts 30-59 days past due, PFG and ACE agree that collections or recoveries will be divided between the parties as they may agree but not less than 75% to ACE and 25% to PFG up to an amount not to exceed $300,000 (or the difference between final ACE inventory book value and $600,000, whichever is less). Once the $300,000 amount has been received by ACE, ACE shall be thereafter entitled to a 26.25% collection fee on the remaining active accounts in the 30-59 days past due category. From time to time, ACE shall provide PFG with a schedule of collection fee percentages by month which will support the above-mentioned amount. PFG reserves the right to sell or sub-service these accounts once the $300,000 amount has been collected by ACE.

         (iii) PFG and ACE agree that active accounts which are or become more than 60 days past due shall be promptly transferred by PFG to ACE (with full title, free and clear of all liens, claims, encumbrances and taxes) for which ACE shall be entitled to 100% of all collections. Such accounts shall be specifically designated upon by the parties as of the Effective Date and described in a writing to be delivered to each of them at the closing of the transaction described in the Master Agreement.

         (iv) Repossessions after the Effective Date on active accounts over 60 days past due will be valued at "actual cash value", agreed upon by the parties at time of repossession or, if there is disagreement, as determined by the appraisal method described in the foregoing Paragraph 8. PFG will be entitled to 50% of the actual cash value on such repossessions after directly paying or reimbursing ACE for the cost(s) of repossession.

11.      Indemnity from PFG.

         PFG shall indemnify ACE against, and shall hold ACE harmless from those claims, and upon those terms, described in a separate, mutually acceptable indemnity agreement to be executed by PFG and ACE and delivered to each of them at the closing of the transaction described in the Master Agreement.


Supplemental Agreement                                                         3

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12.      Indemnity from ACE.

         ACE shall indemnify PFG against, and shall hold PFG harmless from those claims, and upon those terms, described in a separate, mutually acceptable indemnity agreement to be executed by PFG and ACE and delivered to each of them at the closing of the transaction described in the Master Agreement.

13. Equipment Leases. ACE shall assume all lease payments due to equipment lessors from and after October 1, 2000 for the computer equipment described on Exhibit G attached to the Master Agreement.


14. Included Parties. Wherever "PFG", "AP" or "ACE" is used in Paragraphs 11 and 12 in this Agreement, the terms include the respective officers, directors, shareholders, agents, representatives, employees and professionals of each of the parties.

15. Effect of Master Agreement. In addition to the provisions of this Agreement, the provisions of the Master Agreement shall be valid and binding upon the parties. In the event of a conflict between the provisions of this Agreement and those of the Master Agreement, the Master Agreement provisions shall control.

         Executed as of October 1, 2000.

                                               PACIFIC FINANCIAL GROUP, INC.

                                               By:___________________________
                                                   Bill Bradley
                                                    President

                                               AUTOPRIME, INC.

                                               By:___________________________
                                                     David Watt
                                                     Chief Executive Officer



APPROVED AND ACCEPTED:

AUTOCORP EQUITIES, INC.

By:__________________________
    Charles Norman, President



Supplemental Agreement                                                         4